EXHIBIT 23.4

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Catheter Precision, Inc. (the “Company”), of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) to which this consent is filed as an exhibit, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of the Company standing for election at the Company’s annual meeting of shareholders to be held on July 3, 2024.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 3, 2024	/s/ Andrew Arno
Andrew Arno